STATEMENT OF CORPORATE POLICY
REGARDING SECURITIES TRANSACTIONS

This Statement of Corporate Policy Regarding Equity Transactions (this “Policy Statement”) applies to all officers, directors, employees and consultants (collectively, “Covered Persons”) of Hannon Armstrong Sustainable Infrastructure Capital, Inc. and its subsidiaries (collectively, the “Company”).

It is the Company’s policy to comply with all applicable securities laws and regulations.

1.No Covered Person shall purchase or sell any security issued by the Company while such person is in possession of Material Non-Public Information (as defined in paragraph 14 below) relating to the Company.3 No Covered Person may use any Material Non-Public Information relating to the Company that has not been disclosed to the public as the basis for purchasing or selling any security issued by any other entity, nor shall such person disclose any such information to family, friends, business or social acquaintances, other employees (unless such employees have a position with the Company giving them a right and need to know) or other third parties that are not agents of the Company.

2.No Covered Person, or any family member residing within the same household as any such person, or any entity controlled by any such person, may purchase or sell any security issued by the Company except (i) during the Window Period (as defined in paragraph 4 below) and (ii) after delivering a duly completed and signed certification in the form attached hereto (a “Certification”) to the officer or employee designated by the Company’s Board of Directors (the “Board”) for such purpose (the “Compliance Officer”), which Certification requires the written acknowledgment of the Compliance Officer. The Company’s Chief Financial Officer, or such other person as may be designated from time to time by the Board, shall be the Compliance Officer for purposes of this amended and restated Policy Statement. Notwithstanding the foregoing, a Covered Person may purchase or sell a security issued by the Company other than during a Window Period (x) pursuant to an arrangement meeting the conditions specified in clause (c)(1) of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which arrangement has been approved in writing by the Compliance Officer, or (y) under circumstances where the inability to make such purchase or sale would impose a material hardship on the person proposing the transaction or the person proposing such purchase or sale demonstrates a compelling need to engage in such transaction, as determined by the Compliance Officer, provided that such person has delivered a duly completed and signed Certification to the Compliance Officer, which Certification requires the written acknowledgment of the Compliance Officer.

3.Unless otherwise determined by the Board, the term “Window Period” means the period beginning on the second business day following the release to the public of the Company’s quarterly earnings for the preceding fiscal quarter or the release of information pertaining to other significant information relating to the Company and ending on 7 calendar days prior to the end of the then current fiscal quarter.

4.No Officer or director of the Company shall purchase and sell, or sell and purchase, any equity security of the Company that such person owns, or is deemed to be the beneficial owner of, within any period of less than six months. The term “Officer” means any of the Company’s Executive Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, any Vice President, any Assistant Vice President, any Assistant Financial Officer or any Assistant Secretary.

5.No Covered Person shall sell any equity security of the Company if such person either (a) does not own the security sold or (b) does not deliver the security against such sale within twenty days thereafter or does not, within five days after such sale, deposit the security in the mails or other usual channels of transportation.

6.Hedging transactions involving equity securities of the Company can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as puts, calls, prepaid variable forwards, equity swaps, short sales, collars and exchange funds. Such hedging transactions may permit a person to acquire or continue to own equity securities of the Company, but without the full risks and rewards of ownership. When that occurs, a person may no longer have the same objectives as the Company’s other stockholders. Margin accounts can also present difficulties for the Company because securities held in a margin account can be sold by a broker without the customer's consent if the customer does not meet a margin call and a similar sale can arise where a security is pledged as collateral for a loan but the borrower defaults on the loan, and in both of these instances the sales can occur when a person is in possession of Material Non-Public Information. Therefore, with effect from the date of the adoption of this amended and restated Policy Statement, no Officer or director may hedge the value of equity securities of the Company, hold such securities in a margin account or pledge such securities as collateral for a loan, even if such Officer or director is not in possession of Material Non-Public Information. In the event that an Officer or director has a question whether a particular transaction would constitute a hedging, margin or pledging transaction, such Officer or director should seek advice from the Compliance Officer prior to executing such proposed transaction. The Compliance Officer, in his or her sole discretion, will determine and advise the Officer or director whether such proposed transaction would constitute a hedging, margin or pledging transaction and would be prohibited by this amended and restated Policy Statement.

7.Each Officer and director of the Company shall comply with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934. If applicable, each Covered Person shall comply with Rule 144 promulgated under the Securities Act of 1933, as amended. The Company shall implement a system to assist Officers and directors in the timely filing of all required reports under the foregoing provisions.

8.Each Covered Person shall be required to, execute and deliver an annual statement to the Compliance Officer, certifying that such person has complied with this amended and restated Policy Statement at all times from the date hereof (or such lessor time as such person has been covered hereby).

9.The Compliance Officer may adopt such reasonable procedures as he or she shall deem necessary or desirable in order to implement this amended and restated Policy Statement.

10.Covered Persons are responsible for assuring that their family members residing in their households and entities controlled by them or any such family member comply with paragraph 3 of this amended and restated Policy Statement and all applicable securities laws, rules and regulations.

11.Unless authorized to do so by the Company’s Chief Executive Officer or the Board, no Covered Person should at any time make any recommendation or express any opinion to any third party as to whether or not to buy, sell or hold the Company’s securities.

12.If any Covered Person has reason to believe that any person has acted on Material Non-Public Information, such person should immediately report that action to the Compliance Officer.

13.“Material Non-Public Information” is any information about a company, or the market for a company’s securities, that has not been generally disclosed to the marketplace, the dissemination of which is likely to be considered important by reasonable investors in determining whether to trade in such securities. All information about the Company or its business plans is potentially “insider” information until publicly disclosed or made available by the Company. If information about the Company is Material Non-Public Information, Covered Persons must, in accordance with this amended and restated Policy Statement, refrain from trading and from passing the information on to others. Similarly, information received about another company in circumstances indicating that such information is subject to a confidentiality agreement or arrangement or is otherwise not yet in general circulation should be considered Material Non-Public Information and treated accordingly.

14.Common examples of information that will frequently be regarded as material, assuming the same has not been publicly disclosed by the Company are: an earnings estimate or revision of a previously released earnings estimate; projections of future earnings or losses; a material new business venture for the Company; a significant expansion or curtailment of operations; a significant increase or decrease in sales or earnings; a merger, acquisition or joint venture; significant borrowing or a default; liquidity problems;

major litigation; news of a significant purchase or sale of property or assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a stock split or the offering of additional securities; extraordinary management developments; or other information that, if known, reasonably could influence investment decisions.

Revised as of: April 4, 2023